THE PEP BOYS - MANNY, MOE & JACK

                 EXECUTIVE INCENTIVE BONUS PLAN
         (as amended and restated as of March 31, 1995)


          The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the "Company") established, effective January 29, 1989, an Executive Incentive Bonus Plan for the benefit of officers of the Company who are eligible to participate as provided herein. On March 31, 1992 and March 30, 1994, the Board of Directors of the Company (the "Board") amended the plan in numerous respects. By action of the Board on March 31, 1995, the plan was further amended to read in its entirety as hereinafter set forth (the "Plan").
          1. Purpose. The Plan is intended to increase the profitability of the Company by giving the officers of the Company a financial stake in the growth and profitability of the Company. The Plan has the further objective of enhancing the Company's executive compensation package, thus enabling the Company to attract and retain executive officers of the highest ability. The Plan is intended to supplement, not replace, any other bonus paid by the Company to its officers and is not intended to preclude the continuation of such arrangements or the adoption of additional bonus or incentive plans, programs or contracts.
          2.   Definitions.
               (a) "Award Period" shall mean a measuring period of one Fiscal Year.
               (b) "Bonus" shall mean a cash payment made by the Company to a Participant after an Award Period, based on increases in EBIT, all as calculated and as more fully set forth under paragraph 5 hereof.
               (c) "Bonus Group" shall mean the level at which Participants shall participate in the Plan as set forth in Section 4(b).
               (d) "CEO" shall mean the person elected to the office of Chief Executive Officer of the Company by the Board of Directors.
               (e) "CEO Level" shall mean the level that the CEO shall participate in the Plan as set forth in Section 4(b).
               (f) "Company" shall mean The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation.
               (g)  "Compensation Committee" shall mean the
Compensation Committee of the Board.
               (h) "Covered Employee" shall mean any Participant that the Compensation Committee reasonably believes may be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code for the taxable year of the Company in which a Bonus would be deductible.
               (i) "EBIT" shall have the meaning set forth in Paragraph 5 hereof.
               (j) "Fiscal Year" shall mean the Fiscal Year of the Company which ends on the Saturday nearest January 31 in each year.
               (k) "Participant" shall have the meaning set forth in Paragraph 4 hereof.
               (l) "President" shall mean the person elected to the office of President of the Company by the Board.
               (m) "Salary" shall mean the base salary of an officer of the Company for a Fiscal Year, including amounts which Participant elects to forego to provide benefits under a plan which satisfies the provisions of Section 401(k) or Section 125 of the Internal Revenue Code, exclusive of all bonuses paid or accrued with respect to that Fiscal Year, whether or not pursuant to a plan or program.
          3.   Administration, Amendment and Termination.
               (a)  The Plan shall be administered by the
Compensation Committee acting by a majority vote of its members. The Compensation Committee shall have the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer or interpret the Plan. The Company's adoption and continuation of the Plan is voluntary. The Compensation Committee shall have the power and authority to extend, amend, modify or terminate the Plan at any time, including without limitation, to change Award Periods, to determine the time or times of paying Bonuses, to establish performance and EBIT goals, and to establish such other measures as may be necessary to meet the objectives of the Plan; provided, however, that, with respect to any Covered Employee, no amendment shall change the Bonus calculation formula, as set forth in Section 5 herein, so as to increase the amount of Bonus payable upon attainment of a goal for any Award Period after the beginning of such Award Period. An action to terminate or to substantively amend or modify the Plan shall become effective immediately upon its adoption or on such date as specified by the Compensation Committee, but not with respect to any Fiscal Year prior to the Fiscal Year in which the Compensation Committee so acts.
               (b) All actions taken and all determinations made by the Compensation Committee in accordance with the power and authority conferred upon the Compensation Committee under subsection (a) above shall be final, binding and conclusive on all parties, including the Company and all Participants.
          4.   Participants.
               (a) Each officer of the Company selected by the Board to fill such office shall be entitled to participate in the Plan for each Fiscal Year or portion thereof in which such person serves as an officer (the "Participants", or individually, "Participant"), unless excluded from participation by the Compensation Committee or as provided by paragraph 7 hereof. With respect to a Participant who became an officer during a Fiscal Year, such Participant shall be paid an amount equal to the amount which would have been paid if the Participant had been employed for the entire Award Period, multiplied by a fraction the numerator of which is the number of days during the Award Period that the Participant was an officer of the Company and the denominator of which is the number of days in the Award Period.
               (b) Participants shall participate in the Plan and earn Bonuses in one of four Bonus Groups or at the CEO Level.
Prior to the beginning of any Award Period or, in the event that a person first becomes a Participant after the beginning of an Award Period, with respect to such person at such time he first becomes a Participant, the Committee shall determine which Participants will participate in Bonus Group A, Bonus Group B and Bonus Group C. The Chief Executive Officer of the Company shall participate in the Plan at the CEO level. All other Participants shall participate in Bonus Group D.
          5.   Calculation of Bonus.
               (a) Each Participant shall be entitled to payment from the Company of a Bonus equal to the applicable percentage of such Participant's Salary for the Bonus Group in which the Participant participates in the Plan, as set forth in the tables below, for certain percentage increases in EBIT during an Award Period over EBIT for the fiscal year which precedes the Award Period. For purposes of this Plan, "EBIT" shall mean the consolidated earnings before income taxes of the Company, as determined in accordance with generally accepted accounting principles, and adjusted for any additions or reductions thereto that the President recommends and the Compensation Committee approves in order to eliminate the effect of extraordinary or non-recurring items of income or loss. In determining EBIT, there shall be included as an expense of the Company all bonuses, including, without limitation, those Bonuses paid or accrued under this Plan with respect to the Fiscal Year. For purposes of this Plan, the column in the table below entitled "EBIT Increase" measures EBIT for the Fiscal Year with respect to which the Bonus is being calculated, against EBIT for the immediately preceding Fiscal Year.

EBIT
Increase    CEO Level    Group A   Group B   Group C   Group D

20%          50.00 %     33.75 %   30.00 %   22.50 %   18.75%
21           52.50       35.44     31.31     23.63     19.69
22           55.00       37.13     32.63     24.75     20.63
23           57.50       38.81     33.94     25.88     21.56
24           60.00       40.50     35.25     27.00     22.50
25           62.50       42.19     36.56     28.13     23.44
26           65.00       43.88     37.88     29.25     24.38
27           67.50       45.56     39.19     30.38     25.31
28           70.00       47.25     40.50     31.50     26.25
29           72.50       48.94     41.81     32.63     27.19
30           75.00       50.63     43.13     33.75     28.13
31           77.50       52.31     44.44     34.88     29.06
32           80.00       54.00     45.75     36.00     30.00
33           82.50       55.69     47.06     37.13     30.94
34           85.00       57.38     48.38     38.25     31.88
35           87.50       59.06     49.69     39.38     32.81
36           90.00       60.75     51.00     40.50     33.75
37           92.50       62.44     52.31     41.63     34.69
38           95.00       64.13     53.63     42.75     35.63
39           97.50       65.81     54.94     43.88     36.56
40          100.00       67.50     56.25     45.00     37.50
41 or more  100.00       67.50     56.25     45.00     37.50

Except for EBIT increase calculations above 19.5% but less than 20%, calculations of percentage increases in EBIT shall be rounded to the nearest whole percentage.
               (b) Nothing in this Paragraph 5 shall be used to create any presumption that Bonuses under the Plan are the exclusive means of providing incentive compensation for officers, it being expressly understood and agreed that the Compensation Committee has the authority to recommend to the Board of Directors payments to the officers, in cash or otherwise, based on EBIT or otherwise, other than Bonuses under this Plan, to Participants.
          6. Payment of Awards. Bonuses shall be paid in cash within fifteen days after the Company has publicly announced its consolidated earnings before income taxes for the Fiscal Year with respect to which the Bonus is payable; provided, however, that, with respect to any Covered Employee, no Bonus shall be paid unless and until the Compensation Committee has certified in writing that the EBIT goals as set forth in Section 5 have been met.
          7.   Termination of Employment.
               (a) Other than as set forth in subparagraph (b) below, a participant may not receive a Bonus for any Award Period if the Participant's employment by the Company has terminated, for any reason whatsoever, with or without cause, prior to the payment of the Bonus with respect to such Award Period.
               (b) If during an Award Period, a participant dies; becomes disabled; or retires on or after his Early Retirement Date (as defined in the Company's defined benefit pension plan), such Participant (or the Participant's designated beneficiary) shall be paid an amount equal to the amount which would have been paid if the Participant had been an officer for the Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was an officer of the Company and the denominator of which is the number of days in the Award Period.
          8.   Assignment and Alienation of Benefits.
               (a) To the maximum extent permitted by law, a Participant's right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.
               (b) If any Participant becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any rights to a benefit hereunder, then such right or benefit, in the discretion of the Compensation Committee, may be terminated. In such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or the dependents, or any of them, in such manner and portion as the Compensation Committee may deem proper.
          9.   Miscellaneous.
               (a) The establishment of this Plan shall not be construed as granting any Participant the right to remain in the employ of the Company, nor shall this Plan be construed as limiting the right of the Company to discharge a Participant from employment at any time for any reason whatsoever, with or without cause.
               (b) Notwithstanding anything to the contrary herein, no Bonus shall be paid to any Covered Employee pursuant to the terms hereof unless and until the material terms of the performance goals as set forth in Section 5 are approved by the majority vote of the Company's shareholders in a manner which complies with the requirements of Section 162(m) of the Internal Revenue Code.
               (c) The paragraph headings in this Plan are for convenience only; they form no part of the Plan and shall not affect its interpretation.
               (d) This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                              THE PEP BOYS - MANNY, MOE & JACK

                              By:\S\ Mitchell G. Leibovitz